UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 26, 2012 (January 24, 2012)

THE BRINK’S COMPANY
(Exact name of registrant as specified in its charter)

Virginia	001-09148	54-1317776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Bayberry Court
P. O. Box 18100
Richmond, VA 23226-8100
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (804) 289-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 24, 2012, The Brink’s Company (the “Company”) entered into a $25 million committed letter of credit issuance and reimbursement agreement (the “LOC Agreement”) with HSBC Bank USA, N.A. (the “Bank”).  The LOC Agreement allows the Company to request letters of credit denominated in U.S. Dollars and other approved currencies, including “evergreen” letters of credit that include automatic renewal provisions.

Pursuant to the LOC Agreement, the Company will pay the Bank on a quarterly basis (i) a fee based on the unused portion of the Committed Amount (as defined in the LOC Agreement), at a per annum rate of 0.375% multiplied by the difference between the total Committed Amount and the face amount of the Credits (as defined in the LOC Agreement) outstanding during the preceding calendar quarter and (ii) a letter of credit fee at a per annum rate of (A) 1.55% multiplied by the aggregate face amount of the Performance Credits (as defined in the LOC Agreement) outstanding during the preceding calendar quarter and (B) 1.75% multiplied by the aggregate face amount of the Financial Credits (as defined in the LOC Agreement) outstanding during the preceding calendar quarter (subject, in each case, to a minimum letter of credit fee of $500 for each Credit payable on a quarterly basis).

The LOC Agreement contains representations, warranties, terms and conditions customary for transactions of this type.  These include covenants limiting the ability of the Company and its Restricted Subsidiaries (as defined in the LOC Agreement) to (1) incur liens on their respective assets, (2) dispose of capital stock or debt of any Restricted Subsidiary, or dissolve, merge or sell all or substantially all of its assets, (3) enter into certain transactions with affiliates, (4) make acquisitions, (5) enter into sale and leaseback transactions and (6) make certain investments.  The LOC Agreement also contains financial covenants that require the Company not to permit (i) its Leverage Ratio (as defined in the LOC Agreement) as of the end of each fiscal quarter to exceed 60% or (ii) its Interest Coverage Ratio (as defined in the LOC Agreement) as of the end of each fiscal quarter to be less than 3.00 to 1.00.  The LOC Agreement also contains a covenant prohibiting the Company from incurring Consolidated Debt (as defined in the LOC Agreement) in an aggregate principal amount exceeding $950 million at any time outstanding.

The LOC Agreement contains certain events of default, including (1) failure to pay principal, interest or any other amount owing on any other obligation under the LOC Agreement when due, (2) material incorrectness of representations and warranties when made, (3) breach of covenants, (4) bankruptcy and insolvency of the Company, (5) entry by a court of one or more judgments against the Company or any of its Restricted Subsidiaries in the aggregate amount of at least $25 million that remain undischarged, unbonded or unstayed for 60 days after the entry thereof, (6) occurrence of a Change in Control (as defined in the LOC Agreement), (7) event of default under the Existing Credit Agreement (as defined in the LOC Agreement), (8) default in the payment of any debt that equals or exceeds $25 million, default in the performance or observance of any covenant or provision in an agreement relating to debt that equals or exceeds $25 million that causes an acceleration of such debt, or the Company or any Restricted Subsidiary is required to repay, repurchase, defease or redeem any debt that equals or exceeds $25 million prior to the maturity thereof and (9) any pension plan failing to meet the minimum standards under ERISA resulting in a lien, security interest or liability that has a Material

Adverse Effect (as defined in the LOC Agreement).  If any event of default occurs and is continuing, the Bank may (i) declare the committed amount and other obligations then outstanding or accrued due immediately, (ii) demand the Company cash collateralize the letters of credit, procure the cancellation of the letters of credit and exercise any of the rights and remedies of a secured party with respect to collateral, (iii) notify the beneficiary of any outstanding Credit or other persons that an event of default has occurred and (iv) exercise any rights and remedies available at law, in equity or otherwise to satisfy the Company’s obligations.

The Bank’s commitment under the LOC Agreement terminates on the earliest of (1) December 31, 2014, (2) at the option of the Bank, the occurrence and continuation of any event of default under the LOC Agreement and (3) written notice of termination from the Company.

The Company and its affiliates regularly engage the Bank and its affiliates to provide other banking services.  All of these engagements are negotiated at arm’s length.

This description of the LOC Agreement is not complete and is qualified in its entirety by reference to the entire LOC Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

	10.1	$25,000,000 Committed Letter of Credit Issuance and Reimbursement Agreement, dated as of January 24, 2012, by and between The Brink’s Company and HSBC Bank USA, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE BRINK’S COMPANY
(Registrant)

Date: January 26, 2012	By:	/s/ McAlister C. Marshall, II
McAlister C. Marshall, II Vice President

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

10.1	$25,000,000 Committed Letter of Credit Issuance and Reimbursement Agreement, dated as of January 24, 2012, by and between The Brink’s Company and HSBC Bank USA, N.A.